UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BioMimetic Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2010

Dear Stockholder,

We cordially invite you to attend BioMimetic Therapeutics, Inc.’s 2010 annual meeting of stockholders to be held at 8:00 am CDT on Thursday, June 17, 2010 at our headquarters at 389 Nichol Mill Lane, Franklin, Tennessee, 37067. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about our company that you should consider when you vote your shares.

As described in the attached proxy statement, at the annual meeting, we will consider the re-election of two directors each for a term of three years, the amendment to the 2001 long-term stock incentive plan and the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Please take the time to carefully read each of the proposals that stockholders are being asked to approve. Your vote is important, and we ask that you vote your shares of common stock, as the proposals described in the proxy statement may have an important impact on the future operations of our company.

When you have finished reading the proxy statement, please promptly vote your shares either via the Internet, by telephone or by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you attend the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely,

Samuel E. Lynch
President & Chief Executive Officer

BIOMIMETIC THERAPEUTICS, INC. • 389 NICHOL MILL LANE • FRANKLIN, TENNESSEE 37067 MAIN: (615) 844.1280 • FAX: (615) 844-1281 • WWW.BIOMIMETICS.COM

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of BioMimetic Therapeutics, Inc.:

The 2010 Annual Meeting of Stockholders of BioMimetic Therapeutics, Inc. will be held at the following time, date and place for the following purposes:

TIME:	8:00 a.m. CDT
DATE:	Thursday, June 17, 2010
PLACE:	BioMimetic Therapeutics, Inc. 389 Nichol Mill Lane Franklin, Tennessee 37067

PURPOSES:

1.	To re-elect two (2) directors each for a term of three years expiring in 2013 or until their respective successors have been duly elected and qualified.
2.	To approve the amendment to the 2001 long-term stock incentive plan.
3.	To ratify the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
4.	To consider any other business that is properly presented at the meeting or any adjournment.

All of these proposals are more fully described in the proxy statement that follows.

WHO MAY VOTE:

You may vote at the meeting and any adjournments if you were the record owner of shares of our company common stock at the close of business on April 19, 2010. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our corporate secretary at the above address.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By Order of the Board of Directors

Larry Bullock
Chief Financial Officer and Corporate Secretary

Franklin, Tennessee
April 30, 2010

BioMimetic Therapeutics, Inc.
Proxy Statement for 2010 Annual Meeting of Stockholders

i

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067
(615) 844-1280

PROXY STATEMENT FOR BIOMIMETIC THERAPEUTICS, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
THURSDAY, JUNE 17, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

BioMimetic Therapeutics, Inc. (the “Company” or “BioMimetic”) sent you this proxy statement and the enclosed proxy card because the Company’s board of directors is soliciting your proxy to vote at the 2010 annual meeting of stockholders and any adjournments of the meeting to be held at 8:00 am CDT on Thursday, June 17, 2010 at the Company’s headquarters at 389 Nichol Mill Lane, Franklin, Tennessee. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

What is the availability of proxy materials for the 2010 Annual Meeting of Stockholders?

The Company anticipates that, around May 7, 2010, it will begin sending this proxy statement, the attached Notice of Annual Meeting and the form of proxy enclosed to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, the Company is also sending along with this proxy statement its 2009 Annual Report, which includes the Form 10-K and financial statements for the fiscal year ended December 31, 2009.

You can also find a copy of the Company’s 2009 Annual Report on Form 10-K, along with the Notice of Annual Meeting and Proxy Statement, electronically on the Internet at www.proxyvote.com. In addition, these materials are available through the “Investors” section of the Company’s website at www.biomimetics.com, and additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Who can vote?

Only holders of the Company’s common stock, par value $0.001 per share, of record at the close of business on April 19, 2010 are entitled to vote at the annual meeting. As of April 19, 2010, there were 22,116,046 shares of common stock outstanding and entitled to vote. The common stock is currently the Company’s only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting.

How many votes do I have?

Each share of common stock that you own as of the close of business on April 19, 2010 entitles you to one vote.

May I cumulate my votes with respect to any of the proposals?

No. Each share of common stock that you own as of the close of business on April 19, 2010 entitles you to one vote on each proposal or any other business that is properly presented at the 2010 annual meeting or any adjournment.

How do I vote?

Whether you plan to attend the annual meeting or not, you are urged to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting.

If your shares are registered directly in your name through the Company’s stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By Mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as described in “What If I Do Not Vote For Some Of The Matters Listed On My Proxy Card?” section below.
•	By Internet or By Telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.
•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can generally do so as follows:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•	By Internet or By Telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.
•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and a “Legal Proxy” letter indicating that you have not already voted by mail, internet or telephone and therefore are eligible for vote in person at the meeting. Bring these materials with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card and a Legal Proxy letter from your broker.

What am I voting on?

You are voting on:

•	The re-election of two Class II directors (Gary E. Friedlaender, M.D. and Douglas G. Watson);
•	The approval of the amendment to the 2001 long-term stock incentive plan;
•	The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the 2010 fiscal year.

How does the board of directors recommend that I vote at the meeting?

The board of directors recommends that you vote as follows:

•	“FOR” the re-election of all director nominees named in the “Proposal 1: Election of Directors” section in this proxy statement;
•	“FOR” the approval of the amendment to the 2001 long-term stock incentive plan, as described in the “Proposal 2: Amendment to the 2001 Long-Term Stock Incentive Plan” section in this proxy statement;
•	“FOR” the ratification of the Company’s independent registered public accounting firm for the 2010 fiscal year, as named in the “Proposal 3: Ratification of Independent Registered Public Accounting Firm” section in this proxy statement.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, the Company knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

What constitutes a quorum for the meeting?

The holders of a majority of all of the outstanding shares of stock entitled to vote at the annual meeting, present in person or by proxy, shall constitute a quorum at the annual meeting. Once a quorum is established at the annual meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are the voting requirements to approve a proposal?

Assuming a quorum is present, nominees for director must receive a plurality of the votes cast to be elected. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

The approval of the amendment to modify our 2001 long-term stock incentive plan and the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm, as well as any other proposal that may properly be brought before the meeting by or at the direction of the board of directors, other than the election of directors, must receive the affirmative vote of a majority of the voting power present in person or by proxy at the meeting. Abstentions will be treated as votes against any proposal, other than the election of directors, and abstentions will be counted for the purposes of determining whether a quorum is present.

How are my votes cast when I sign and return a proxy card?

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Samuel E. Lynch and Larry Bullock as your representatives at the meeting. Either Dr. Lynch or Mr. Bullock will vote your shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting.

May I revoke my proxy?

If you give the Company your proxy, you may revoke it at any time before it is voted at the meeting. There will be no double counting of votes. You may revoke your proxy in any one of the following ways:

•	entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions);
•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted;
•	notifying the Company’s corporate secretary in writing before the annual meeting that you have revoked your proxy; or
•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I receive more than one proxy card?

You may receive more than one proxy card or voting instruction form if you hold shares of the Company’s common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will my shares be voted if I do not return my proxy card and do not attend the Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” then this is referred to as a “broker non-vote” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. Unlike prior annual meetings, however, if the bank, broker or other nominee does not receive voting instructions from you, then your bank, broker or other nominee does not have the authority to vote your shares in the re-election of directors at their discretion, resulting in a broker non-vote. Therefore, it is very important that you instruct your bank, broker or other nominee how you wish your shares to be voted. As long as a quorum is present, a broker non-vote will have no effect on the proposal to re-elect directors, the proposal to approve the amendment to the 2001 long-term stock incentive plan or the proposal to ratify the appointment of auditors scheduled to be considered at the meeting.

What if I do not vote for some of the matters listed on my proxy card?

If you return your proxy card without indicating your vote, your shares will be voted as follows: (1) a “broker non-vote” regarding the re-election of director nominees, (2) “for” the approval of the amendment to the 2001 long-term stock incentive plan, and (3) “for” the ratification of the appointment of Ernst & Young.

Is voting confidential?

Yes. Only the inspector of elections, the Company’s employees that have been assigned the responsibility for overseeing the legal aspects of the annual meeting, and your bank, broker or other nominee, if applicable, will have access to your proxy card. The inspector of elections, which will be appointed by the Company prior to the annual meeting, will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What are the costs of soliciting these proxies?

The Company will pay all of the costs of soliciting these proxies. The Company’s directors and employees may solicit proxies in person or by telephone, fax or email. The Company will pay these employees and directors no additional compensation for these services. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. The Company will then reimburse them for their expenses.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting by or at the direction of the board of directors, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

Although it is not expected, the annual meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by the Company prior to the annual meeting will be voted in favor of an adjournment in these circumstances. Any adjournment of the annual meeting for the purpose of soliciting additional proxies will allow those stockholders who have already sent in their proxies to revoke them at any time prior to their use.

If the annual meeting is adjourned, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of common stock to enter the annual meeting. If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the annual meeting without an admission ticket, you will be admitted only if the Company is able to verify that you are a stockholder of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s board of directors is divided into three classes (Classes I, II, and III), each of whose members serve for staggered three-year terms.

Upon expiration of the term of a class of directors, the directors in that class will be eligible to be re-elected for a new term at the annual meeting of stockholders in the year in which their term expires. The Company’s directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a plurality of the outstanding stock entitled to vote on election of directors.

Class I Directors (current term expires in 2012)

Thorkil K. Christensen, Chris Ehrlich and Charles W. Federico serve as the current Class I directors. Their current three-year term will expire at our 2012 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Class II Directors (current term expires in 2010)

Gary Friedlaender, M.D., and Douglas G. Watson serve as the current Class II directors. They are each nominated for re-election at the 2010 annual meeting to serve a three-year term expiring at the 2013 annual meeting. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies solicited herewith may be voted for the election of another person in his or her stead at the discretion of the proxy holders. The board of directors knows of no reason to anticipate that this will occur.

Class III Directors (current term expires in 2011)

Samuel E. Lynch, D.M.D., D.M.Sc., Larry W. Papasan and James G. Murphy serve as the current Class III directors. Their current three-year term will expire at our 2011 annual meeting, at which time they may be eligible for re-election to serve an additional three-year term.

Biographical information for each person currently serving as Class I, Class II or Class III directors is as follows:

Continuing Class I Directors

Set forth below are the names of the Class I directors whose current terms will not expire until the 2012 annual meeting:

Thorkil K. Christensen, has served as one of our directors since June 2009. He joined Novo Industri A/S in 1978 where he held two director positions in the areas of Finance and Investor Relations. From 1987 to 1989 he was technical and general manager of the enzyme division’s South East Asia regional office in Malaysia. From 1989 to 2003, he served in various positions at Novo Nordisk A/S, including Managing Director of Health Care Asia, Vice President of International Operations and Chief Executive Officer of China Operations. He currently serves as the Chief Financial Officer of Novo A/S, where he has served in that position since 2003. Mr. Christensen also currently serves on the boards of Nordic Institute of Asian Studies and Executives’ Global Network A/S, and as Vice Chairman of the Danish Chinese Business Forum. Mr. Christensen’s diverse experience in executive roles and board services in the international business and financial industries give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Chris Ehrlich has served as one of our directors since October 2004. He is currently a General Partner at InterWest Partners, a diversified venture capital firm, which he joined in August 2000. Before joining InterWest, Mr. Ehrlich was Director, Licensing & Business Development at Purdue Pharma, a private pharmaceutical firm based in Stamford, Connecticut. In that position, Mr. Ehrlich was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and participating in the commercial operations of Purdue BioPharma, a biotechnology company located in Princeton, New Jersey. Prior to joining Purdue, Mr. Ehrlich worked in business development at Genentech, Inc., in venture capital at The U.S. Russia Investment Fund, and in biotechnology strategy development at LEK Consulting. Mr. Ehrlich earned his Bachelor’s degree from Dartmouth College, cum laude and an M.B.A. from the J.L. Kellogg Graduate School of Management where he served as an instructor and advisor to the Biotech Program. In addition to BioMimetic, he currently serves on the boards of Carbylan BioSurgery, Follica, Inc., KAI Pharmaceuticals, QuatRx Pharmaceuticals, Satori Pharmaceuticals, Solace Pharmaceuticals, Transcept Pharmaceuticals (TSPT) and Xenon Pharmaceuticals. Mr. Ehrlich’s diverse experience in executive roles and board services in the biotechnology business and financial industries give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Charles W. Federico has served as one of our directors since June 2007. He currently serves as a director of Orthofix International N.V., where he also served as President from 1996 to 2001 and as President and Chief Executive Officer from 2001 to 2007. From 1985 to 1996, Mr. Federico was with Smith & Nephew Endoscopy (formerly Dyonics, Inc.), initially as General Manager and subsequently as President. From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager. Previously, he held management and marketing positions with General Foods Corporation, Air Products Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico also currently serves on the boards of Mako Surgical Corporation, Power Medical Interventions and SRI/Surgical Express, Inc. Mr. Federico also sits on the Board of Trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and board member of the American Sports Medicine Institute. Mr. Federico’s long-time and diverse experience in executive roles in the pharmaceutical industry give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Nominees for Election as Class II Directors

Set forth below are the names of the Class II directors whose current terms are set to expire at the 2010 annual meeting, and are nominated for re-election to new three-year terms expiring at the 2013 annual meeting:

Gary E. Friedlaender, M.D., has served as one of our directors since September 2006 and served as chairman of our orthopedic scientific advisory board since July 2001. Dr. Friedlaender has served as the Chief of the Department of Orthopedics and Rehabilitation at Yale-New Haven Hospital since 1986 and as Professor and Chair of Orthopedics and Rehabilitation at the Yale University School of Medicine since 1986. Dr. Friedlaender received an M.D. from the University of Michigan Medical School in Ann Arbor. Dr. Friedlaender completed his general surgery internship and residency at the University of Michigan Medical Center, and his orthopedic residency at the Yale-New Haven Hospital and Newington Children’s Hospital in Newington, CT. He then completed a fellowship in musculoskeletal oncology at Massachusetts General Hospital in Boston, MA. During active duty in the U.S. Navy, he was Director of the Naval Medical Research Institute’s Tissue Bank Division in Bethesda, MD, and has since served on various medical advisory committees for the National Institutes of Health. Dr. Friedlaender has received several research grants and written numerous articles related to orthopedic reconstruction, oncology and bone grafting. Dr. Friedlaender’s extensive experience in orthopedic surgery and musculoskeletal and biotechnology matters, together with his medical advisory background, give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Douglas G. Watson has served as one of our directors since 1999. Mr. Watson is Chief Executive Officer of Pittencrieff Glen Associates, a consulting firm that he founded in July 1999. From January 1997 to May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis AG. From April 1996 to December 1996, Mr. Watson served as President and Chief Executive Officer of Ciba-Geigy Corporation, which merged into Novartis Corporation in December 1996. Mr. Watson’s career spanned 33 years with Novartis, having joined Geigy (UK) Ltd. in 1966. Mr. Watson also currently serves as chairman of OraSure Technologies, Inc., a medical diagnostics company, chairman of Javelin Pharmaceuticals, Inc., a pharmaceutical company, director of Genta Incorporated, a biopharmaceutical company, and as director of Dendreon Corporation, a biopharmaceutical company. Mr. Watson previously served on the board of directors of Engelhard Corporation, a surface and materials science company, from 1991 to 2006, BioElectronics Inc., a pulsed electromagnetic field therapy company, from 2002 to 2006, and InforMedix Inc., a medical compliance monitors company, from 2002 to 2006. Mr. Watson received an M.A. in Pure Mathematics from Churchill College, Cambridge University and holds an ACMA qualification as an Associate of the Chartered Institute of Management Accountants. Mr. Watson’s long-time and diverse experience in executive roles in the pharmaceutical industry, and board service in the biopharmaceuticals industry, together with his accounting background and financial expertise, give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Continuing Class III Directors

Set forth below are the names of the Class III directors whose current terms will not expire until the 2011 annual meeting:

Samuel E. Lynch, D.M.D., D.M.Sc., is the founder, President and Chief Executive Officer of BioMimetic Therapeutics, Inc. and has served as a director since the Company’s inception in 1999. Dr. Lynch also served as Chairman of the Company’s board of directors from the Company’s inception in 1999 until August 2005. He has spent his career in health care management, product development, and earlier in academic medicine and dentistry, including research and patient care. He received his Doctorate of Medical Sciences and Specialty in Periodontology from the Harvard Medical and Dental Schools, respectively, as well as a Doctorate of Dental Medicine from Southern Illinois University School of Dental Medicine. He has published and lectured extensively worldwide and is a co-inventor of BioMimetic’s platform technology. In this era of complex regulatory environments, he is one of only a handful of doctors to have been fortunate enough to make a breakthrough discovery and oversee its development through all phases of development culminating in FDA approval and commercialization. Dr. Lynch is also a member of the board of directors of GreenBankshares, Inc. and numerous non-profit organizations. Dr. Lynch’s career in various senior management positions in biotechnology and medical device product development and commercialization, along with his scientific expertise as co-inventor of the Company’s platform regenerative technology, give him the appropriate and valuable qualifications to serve as a member of our board of directors.

Larry W. Papasan has served as one of our directors and as chairman of the board of directors since August 2005. From July 1991 until his retirement in May 2002, Mr. Papasan served as President of Smith & Nephew Orthopaedics and as director until the end of 2005. Mr. Papasan was responsible for research and development, manufacturing, marketing, sales and various administrative functions during his tenure with Smith & Nephew. Mr. Papasan has served as a member of the board of directors of AxioMed Spine Corporation since August 2007, of Reaves Utility Income Fund, a closed-end management investment company, since March 2002, of Triumph Bankshares, Inc., a bank holding company, since June 2006, of MiMedx Group, Inc. since October 2007, and of SSR Engineering, Inc. since July 2002. Mr. Papasan has also served as a member of the board of directors of Cagenix, Inc. since early 2003, of BioMedical Tissue Technologies, Ltd. since 2004, and of Extra Ortho, Inc. since October 2007. Mr. Papasan’s long-time and diverse experience in executive roles and board services in the orthopedic pharmaceutical and financial industries give him the appropriate and valuable qualifications to serve as a member of our board of directors.

James G. Murphy has served as one of our directors since September 2005. Mr. Murphy is currently the Vice President of Finance of NMS Labs, a privately held medical reference laboratory company specializing in forensic toxicology testing. From March 1999 until February 2008, Mr. Murphy was the Senior Vice President, Finance and Administration, and Chief Financial Officer, of Immunicon Corporation, a publicly-held medical device company specializing in the detection and analysis of rare cells. On June 11, 2008, Immunicon voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, District of Delaware. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant. Mr. Murphy’s long-time and diverse experience as a senior financial executive in public and privately held companies, including firms in technology and health care, together with his accounting and financial reporting expertise, give him the appropriate and valuable qualifications to serve as a member of our board of directors.

The Company’s board of directors has nominated two Class II Directors (Gary E. Friedlaender, M.D., and Douglas G. Watson) for re-election to new three-year terms expiring at the 2013 annual meeting, and recommends that the stockholders vote “FOR” the election of Gary E. Friedlaender, M.D., and Douglas G. Watson.

MANAGEMENT

Set forth below is the name, age and position of each of the Company’s current directors and executive officers:

Name	Age	Position
Samuel E. Lynch, D.M.D., D.M.Sc.	50	President, Chief Executive Officer and Director
Larry Bullock	54	Chief Financial Officer
Steven N. Hirsch	58	Chief Operating Officer and Executive Vice President, Orthopedics
Earl Douglas, Esq.	47	Vice President and General Counsel
Russ Pagano, Ph.D.	44	Vice President, Regulatory and Clinical Affairs
Larry W. Papasan(2)	69	Chairman of the Board of Directors
Thorkil K. Christensen	62	Director
Chris Ehrlich	40	Director
Charles W. Federico(1)(2)	61	Director
Gary E. Friedlaender, M.D.(1)(3)	64	Director
James G. Murphy(2)(3)	54	Director
Douglas G. Watson(1)(3)	65	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Executive Officers

Set forth below are the names of the executive officers of the Company, who are not directors:

Larry Bullock joined BioMimetic in January 2004 as Chief Financial Officer. From January 1996 to February 2003, Mr. Bullock served as Chief Financial Officer of Ribozyme Pharmaceuticals Inc. (now called Sirna Therapeutics Inc., a division of Merck & Co., Inc.) and as Chief Financial Officer of La Jolla Pharmaceutical Company for five years prior to joining Sirna. He led both companies through their private to public transitions, completing private and initial public offerings and building the public reporting team. Mr. Bullock received his M.B.A. from the University of Utah and his B.A. from Indiana University.

Steven N. Hirsch joined BioMimetic in July 2005 as Executive Vice President, Orthopedics, and Chief Operating Officer. From October 1996 to June 2005, Mr. Hirsch served in various positions in the Orthopedics Division of London-based Smith & Nephew, plc. His responsibilities at Smith & Nephew included assignments in the marketing, sales and general management areas. From January 2003 to February 2005, Mr. Hirsch was the Senior Vice President and General Manager of the Reconstructive (total joint) Division of the orthopedics business. His last position with Smith & Nephew was President of the European orthopedic business. Mr. Hirsch spent 24 years in the orthopedic device industry, first with the Howmedica Division of Pfizer, Inc. where he held a variety of positions including Vice President of Sales and Marketing for the U.S. orthopedic business. Mr. Hirsch received a B.E.Sc. from the Johns Hopkins University and an M.S.I.A. from the Krannert School of Business at Purdue University.

Earl Douglas, Esq., joined BioMimetic in May 2005 as General Counsel. Mr. Douglas has been a practicing attorney for about 24 years, and has a strong background in intellectual property law. From January 2003 to April 2005 Mr. Douglas was self-employed as a legal consultant and completed projects for Smith & Nephew, Inc. and InterWest Partners, LP. Mr. Douglas served as Vice President and General Counsel of Spinal Dynamics Corporation (which was acquired by Medtronic, Inc.) from December 2001 to December 2002 and as Chief Patent Counsel from October 2000 to December 2001. Mr. Douglas was an intellectual property attorney for Smith & Nephew, Inc. from July 1995 to October 2000. Mr. Douglas received his J.D. from Columbia University and his S.B. in chemical engineering from the Massachusetts Institute of Technology.

Russ Pagano, Ph.D., joined BioMimetic in May 2007 as Vice President, Regulatory and Clinical Affairs. Dr. Pagano received his Ph.D. from Duke University and joined the U.S. Food and Drug Administration (“FDA”) as a scientific reviewer in the Office of Device Evaluation in 1994. He served as FDA chief of the Restorative Devices Branch from 1997 to 2000 and FDA chief of the Pacing, Defibrillators and Leads Branch from October 2000 to May 2001. From June 2001 until May 2007, he was Executive Vice President and Regulatory Advisor at M Squared Associates, a consulting firm in Washington, D.C., where he served as a regulatory consultant to BioMimetic and numerous other companies.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Company’s current board of directors consists of eight members (identified in the preceding “Proposal 1: Election of Directors” section), five of whom have been determined by the board to be “independent” as defined under the rules of The Nasdaq Stock Market (“Nasdaq”). The independent directors are Larry W. Papasan, Charles W. Federico, Gary E. Friedlaender, James G. Murphy and Douglas G. Watson.

Board’s Leadership Structure

The Company’s board of directors elects the Company’s chief executive officer and its chairman, and each of these positions may be held by the same person or may be held by two persons. The Company’s board of directors has determined that it is currently in the best interest of the Company and its stockholders to separate the roles of chairman of the board and chief executive officer. The chairman’s primary responsibilities are to manage the board and serve as the primary liaison between the board of directors and the chief executive officer, while the primary responsibility of the chief executive officer is to manage the day-to-day affairs of the Company, taking into account the policies and directions of the board or directors. Such an arrangement promotes more open and robust communication among the board, and provides an efficient decision making process with proper independent oversight.

The Company believes, however, that there is no single leadership structure that is the best and most effective in all circumstances and at all times. Accordingly, the board or directors retains the authority to later combine these roles if doing so would be in the best interest of the Company and its stockholders.

The Company’s board of directors has an audit committee, a compensation committee and a nominating and governance committee, which assist the Company’s board of directors in discharging its responsibilities.

Board’s Role in Risk Oversight

While the Company’s management is responsible for the day-to-day management of risk to the Company, the board of directors has broad oversight responsibility for the Company’s risk management programs. The various committees of the board of directors assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the audit committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the Company’s independent registered public accountants the Company’s policies with respect to risk assessment and risk management. The compensation committee is responsible for considering those risks that may be implicated by the Company’s compensation programs and reviews those risks with the Company’s board of directors and chief executive officer. Please see “Compensation Discussion and Analysis — Risk Assessment” for more information on the compensation committee’s risk assessment review.

Meeting Attendance

During the fiscal year ended December 31, 2009 there were 12 meetings of the board of directors. The various committees of the board met a total of eight times, consisting of the audit committee (four meetings), the compensation committee (two meetings) and the nominating and governance committee (two meetings). All directors attended at least 75% of the aggregate number of meetings of the board of directors and of committees of the board of directors on which he served during fiscal year ended December 31, 2009. All of the Company’s directors attended the 2009 annual meeting of stockholders and are expected to attend the 2010 annual meeting of stockholders.

Audit Committee

The members of the Company’s audit committee are Messrs. Murphy, Papasan and Federico. Mr. Murphy, who chairs the committee, has been determined by the board of directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”). The board of directors has determined that Messrs. Murphy, Papasan and Federico are independent under the applicable marketplace rules of Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee operates under a written charter adopted by the board of directors, and is available on the Company’s website at www.biomimetics.com.

As described more fully in its charter, the primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board of directors. Among other things, the audit committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, reviewing and discussing with the independent auditors the critical accounting policies and practices for the Company, engaging in discussions with management and the independent auditors to assess risk for the Company and management thereof, and reviewing with management and the independent auditors the effectiveness of the Company’s internal controls and disclosure controls and procedures. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, Ernst & Young LLP, including the resolution of disagreements, if any, between management and the auditors regarding financial reporting. In addition, the audit committee is responsible for reviewing and approving any related party transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Compensation Committee

The members of the Company’s compensation committee are Messrs. Federico and Watson and Dr. Friedlaender. Mr. Federico is the chairman of the committee. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of the Company’s executive officers. The board of directors has determined that Messrs. Federico and Watson and Dr. Friedlaender are independent under the applicable marketplace rules of Nasdaq and Rule 10A-3 under the Exchange Act. The compensation committee operates under a written charter adopted by the board of directors, and is available on the Company’s website at www.biomimetics.com.

Specific responsibilities of the compensation committee include:

•	reviewing and recommending approval of compensation of the Company’s named executive officers;
•	administering the Company’s stock incentive and employee stock purchase plans; and
•	reviewing and making recommendations to the Company’s board of directors with respect to incentive compensation and equity plans.

Nominating and Governance Committee

The members of the Company’s nominating and governance committee are Messrs. Watson and Murphy and Dr. Friedlaender. Mr. Watson chairs the committee. The board of directors has determined that Messrs. Watson and Murphy and Dr. Friedlaender are independent under the applicable marketplace rules of Nasdaq and Rule 10A-3 under the Exchange Act. The nominating and governance committee operates under a written charter adopted by the board of directors, and is available on the Company’s website at www.biomimetics.com.

Specific responsibilities of the nominating and governance committee include:

•	identifying and recommending nominees for election to the Company’s board of directors;
•	developing and recommending to the board of directors the Company’s corporate governance principles;
•	overseeing the evaluation of the board of directors; and
•	reviewing and approving compensation for non-employee members of the board of directors.

The nominating and governance committee’s charter outlines how the nominating and governance committee fulfills its responsibilities for assessing the qualifications and effectiveness of the current board members, assessing the needs for future board members, identifying individuals qualified to become members of the board and its committees, and recommending candidates for the board’s selection as director nominees for election at the next annual or other properly convened meeting of stockholders.

When identifying nominees to serve as a director, including the current directors and director nominees, the nominating and governance committee considers candidate qualifications and other factors including, but not limited to, industry knowledge (such as expertise in medical and clinical development, science and research, manufacturing and international business), educational background, the needs of the Company and past performance as a member of the board of directors. In addition, when identifying nominees to serve as a director the nominating and governance committee also considers diversity in background, experience, and other individual qualities and attributes that contribute to board heterogeneity. The nominating and governance committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of stockholders. The effectiveness of this policy is also assessed as part of the full board of director’s periodic self-assessment process.

The nominating and governance committee will also consider qualified director candidates recommended by stockholders. All director candidates will be evaluated in the same manner regardless of how they are recommended, including recommendations by stockholders. For stockholder recommendation of director nominees, stockholders must follow the procedures that are outlined in the Company’s nominating and governance committee charter, which is available on the Company’s website at www.biomimetics.com. Stockholders can mail any such director candidate recommendations to the following address: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, TN 37067. See “Stockholder Proposals and Nominations for Director” for more information.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee were independent directors during fiscal year 2009. Dr. Lynch is the only executive officer that serves as a member of the board of directors. None of the Company’s executive officers has ever served on the compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of the Company’s board of directors or compensation committee. None of the members of the compensation committee has ever been an employee of the Company.

Code of Conduct and Ethics

It is the Company’s policy to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. The Company has adopted a code of business conduct and ethics with policies and procedures that apply to all associates (all employees are encompassed by this term, including associates who are officers) and directors, including the chief executive officer, chief financial officer, director of finance, and persons performing similar functions.

The Company has made the code of business conduct and ethics available on its website at www.biomimetics.com. A copy of the code of business conduct and ethics will be provided to any person, without charge, upon written request to: Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. If any substantive amendments to the code of business conduct and ethics are made or any waivers are granted, including any implicit waiver, the Company will disclose the nature of such amendment or waiver on its website or in a report on Form 8-K.

Questions regarding the policies in the code of business conduct and ethics may be directed to the Company’s general counsel or corporate secretary by mail to the Company’s corporate headquarters at the above address. In addition, stockholders or interested parties who have concerns relating to the Company’s accounting, internal controls or auditing matters may alternatively submit the information to the audit committee through an ethics hotline at 888-475-8376. Communications submitted through the ethics hotline are confidential, and can be anonymous if desired.

Communications with the Board

Stockholders or interested parties may send communications to the board of directors in writing, addressed to the full board of directors or to the independent directors, c/o the corporate secretary or general counsel, at BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, TN 37067, telephone 615-844-1280. All written communications and telephone communications, including ethics hotline matters, will be promptly forwarded to the specified individual directors, or if applicable, to all the members of the board of directors as deemed appropriate by the corporate secretary or general counsel.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” with the management of BioMimetic Therapeutics, Inc., and based on this review and discussion, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement for the 2010 annual meeting.

The foregoing report has been furnished on behalf of the board of directors by the members of its compensation committee.

Respectfully submitted,
Members of the BioMimetic Therapeutics, Inc. Compensation Committee
Charles W. Federico (chair) Douglas G. Watson Gary E. Friedlaender

Compensation Discussion and Analysis

Introduction

The compensation committee of the Company’s board of directors is presently comprised of three independent members of the board of directors and is responsible for developing, establishing and/or making recommendations to the full board of directors concerning compensation paid to the chief executive officer. In addition, after considering the recommendations of the chief executive officer, the compensation committee will recommend to the full board of directors compensation for the other executive officers. The compensation committee is further responsible for administering all aspects of the Company’s executive compensation program and overseeing the Company’s risk assessment of the Company’s compensation policies and practices for all employee.

The compensation committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the chief executive officer. For the chief financial officer and each of the other most highly compensated executive officers, as of the end of the last fiscal year, the compensation committee meets outside the presence of all executive officers except the chief executive officer.

Executive Compensation Philosophy

The primary objectives of the Company’s executive compensation programs for 2009 are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the compensation committee seeks to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key strategic goals.

In evaluating the Company’s executive compensation program for 2009, the compensation committee conducted its annual benchmark review of the aggregate level of executive compensation, as well as the mix of elements used to compensate the executive officers. During this review, the compensation committee relied upon publicly available compensation data and third-party industry compensation surveys for companies in the biotechnology, medical technology and healthcare industries. The Company believes that the practices of this group of companies provide appropriate compensation benchmarks because these companies are similar in size and stage of development within the Company’s industry and tend to compete with the Company for executives and other employees. The compensation committee also considered each executive’s job performance, the chief executive officer’s recommendations, and each executive’s achievement of the corporate, business unit and individual performance goals.

This information and the resulting conclusions were used to establish cash and equity compensation for the executive officers.

In conducting the review of executive compensation for 2009, the compensation committee considered the following sources of industry data:

•	Published data from the Radford Biotechnology 2009 Salary Survey (“Salary Survey”), in which the Company participates. The committee considered the Salary Survey compensation data for companies with 50 to 149 employees, which included 85 public and private biotechnology companies.
•	Executive salary data gathered by the Company for 24 public companies (“Peer Group”) which the Company views as its peers. The Peer Group data consisted of 2008 executive compensation data retrieved from 2009 proxy statements. In general, the Peer Group companies were selected because they operate in the biotechnology and medical technology industries and are of similar size, market cap and stage of development as the Company. In addition, along with the Company, 11 of the Peer Group companies are included among the 125 companies included in the Nasdaq Biotechnology Index. The Peer Group included the following companies:

• Albany Molecular Research, Inc.	• Nabi Biopharmaceuticals
• Allos Therapeutics, Inc.	• Orthofix International NV
• Alphatec Spine, Inc.	• Orthovita, Inc.
• ArthroCare Corporation	• Osiris Therapeutics, Inc.
• CryoLife, Inc.	• Pain Therapeutics, Inc.
• Durect Corporation	• Pozen, Inc.
• Enzon Pharmaceuticals, Inc.	• Rigel Pharmaceuticals, Inc.
• Exactech, Inc.	• RTI Biologics, Inc.
• Indevus Pharmaceuticals, Inc.	• Symmetry Medical, Inc.
• Insulet Corporation	• Wright Medical Technology, Inc.
• Kensey Nash Corporation	• XenoPort, Inc.
• MAKO Surgical Corporation	• ZymoGenetics, Inc.
•	Data from a stock price performance analysis, comparing the performance of the Company’s common stock with the average stock price performance of the Peer Group companies listed above.

In reviewing these data, the compensation committee considered the average compensation for positions similar to those held by the Company’s executive officers. The compensation committee reviewed each executive’s current base salary and total cash compensation as compared to the averages reflected by the Salary Survey. In addition, the compensation committee considered an equity analysis summarizing each executive’s: (1) total number of options previously awarded; and (2) the percentage of options that have already vested.

In addition to data from the Salary Survey, the Peer Group and the stock price performance analysis, the compensation committee also discussed the impact that the current economic conditions should have, if any, on the committee’s executive compensation decisions.

Corporate operational and financial goals are set each year by the Company’s management and approved by its board of directors. The individual goals vary depending on the individual executive, but generally relate to strategic factors, such as the Company’s pre-clinical and clinical development, regulatory approval of its product candidates, management of its manufacturing operations to meet cost targets and demand levels for its product and product candidates, and protection of its intellectual property. In addition, certain goals also relate to financial factors, such as implementing financial controls, financial reporting, controlling and effectively managing corporate assets, including cash and investments, and raising capital. For the chief executive officer, the overall corporate goals are used as his individual performance goals.

Business unit and individual goals for each executive are set by the chief executive officer and that executive, with the oversight and approval of the board of directors, during the fourth quarter of each year as part of the Company’s annual budgeting process. The level of achievement of the corporate, business unit and individual performance goals is assessed by the chief executive officer and other executives on an ongoing basis throughout the year. That assessment, and an assessment of each executive’s contribution to achieving the corporate goals, is finalized at the end of the year as part of each executive’s individual evaluation and compensation review process.

Chief Executive Officer Compensation

In reviewing the Company’s chief executive officer’s compensation, the compensation committee evaluated his job performance while also reviewing in detail the Salary Survey and the Peer Group data described in the paragraphs above.

In evaluating the chief executive officer’s performance, the compensation committee reviewed and assessed the performance of the Company, as well as the chief executive officer’s individual performance, in light of the achievement of corporate financial and operational goals for 2009 and the mitigating factors with respect to goals that were not fully achieved. The compensation committee also considered a number of factors including, but not limited to, the following: (1) the chief executive officer’s long-term strategic plan and the implementation thereof, (2) the chief executive officer’s management of the Company’s financial resources as well as its financial stability, including his management of the issues relating to the Company’s investments in auction rate securities, all of which were redeemed or sold in 2009, (3) the chief executive officer’s management of the Company’s pivotal clinical trial and the 2009 submission to the U.S. Food and Drug Administration (“FDA”) of both the pre-clinical pharmacology/toxicology and quality/manufacturing modules of a modular pre-market approval (“PMA”) application for the marketing of AugmentTM Bone Graft (“Augment”) in the United States, (4) the chief executive officer’s leadership skills, staff development and Board interaction, and (5) other factors considered by the compensation committee with regard to all executives.

Compensation Components

Executive compensation includes the following elements: (1) base salary, (2) annual discretionary cash bonus, and (3) long-term incentives, including an annual discretionary equity award. Each of these elements of compensation was selected because it is customary for companies of similar size and stage of development operating within the Company’s industry to include these elements in their executive compensation programs in order to be competitive and to attract and retain highly qualified executives. Both the compensation committee and the board of directors have determined that each of these elements is an important component of executive compensation and provides the Company with the ability to make compensation determinations based on each individual’s contribution.

Executive compensation consists of the following:

Base Salary

Base salaries for the Company’s executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The base salaries are reviewed annually and adjusted from time to time in order to realign salaries with market levels, after taking into account individual responsibilities, performance and experience.

Because of the current economic conditions, the compensation committee concluded that it should be more cautious in approving increases in the executive officers’ base salaries for 2010. Based on the factors outlined above, the compensation committee concluded that the salary increases for the Company’s executive officers for 2010 should be limited to cost of living increases, and that certain limited exceptions would be made for executives who are significantly below their industry peers and/or who had significant achievements during 2009. Accordingly, the compensation committee determined that increases in the base salaries for the executive officers would generally be limited to 2.7%, which was the rise in the consumer price index in 2009.

Annual Discretionary Cash Bonus

The compensation committee has the authority to award discretionary annual bonuses to the Company’s executive officers according to an annual incentive bonus plan. The annual bonuses are intended to compensate the executives for achieving the corporate operational and financial goals, as well as the individual annual performance goals, which are discussed in “— Executive Compensation Philosophy.”

The annual incentive bonus plan provides for a cash bonus and is dependent upon the level of achievement of the stated corporate goals and individual performance goals. The annual discretionary cash bonus is calculated as a percentage of the executive’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The bonus is ordinarily paid in a single installment in the first quarter following the completion of a given fiscal year. The compensation committee approves the annual bonus award for the chief executive officer. For each officer below the chief executive officer level, the compensation committee approves the bonus award based on the chief executive officer’s performance assessment of each executive, taking into account the executive’s contribution to achieving the corporate goals, the extent to which the executive achieved their personal or departmental goals, an assessment of the executive’s overall management and leadership competencies, and any significant achievements of the executive during the year that were not contemplated by or reflected in either the corporate goals or the executive’s personal or departmental goals. In general, for executives other than the chief executive officer, 50% of their bonus is based upon the level of achievement of the corporate goals and 50% of their bonus is based upon the level of achievement of their personal or departmental goals.

As a general rule, the compensation committee considers certain changed circumstances that may impede the executives’ ability to achieve their goals under the bonus plan. Such changed circumstances are deemed to be relevant only when the failure to achieve the stated goals was the direct result of an external factor that could not have been anticipated when the performance targets were set. This is in contrast to a failure to achieve the stated goals due to a direct failure by the executives. Such a practical and flexible approach to changing conditions was adopted by the compensation committee in order to preserve the usefulness of the annual incentive bonus plan as both a retention tool and a tool to incentivize management. The compensation committee allows for flexibility in the administration of the plan as a way to mitigate against potentially incentivizing employees to take unnecessary and excessive risks which could have a material adverse effect on the Company.

The corporate goals for 2009 upon which the Company’s executives were evaluated in general included: (1) filing the pre-clinical and clinical modules for the Company’s PMA application for the marketing of Augment in the United States, (2) completing database freeze in the Company’s North American pivotal trial for Augment, (3) achieving additional patent protection for the Company’s Augment family of products, (4) achieving regulatory marketing approval for Augment in Canada, (5) achieving regulatory approval of an Investigational Device Exemption (“IDE”), or foreign equivalent, to initiate patient enrollment in a pivotal study for Augment InjectableTM Bone Graft (“Augment Injectable”), and (6) achieving regulatory marketing approval for GEMESIS in the European Union (“EU”). In addition, there were goals relating to obtaining liquidity for the Company’s investments in auction rate securities and maintaining a certain level of cash reserves. The Company is not disclosing additional details relating to its 2009 or 2010 corporate goals which are considered confidential at this time and that would provide competitors and other third parties with insights into the Company’s confidential planning process and strategies. Such disclosure would cause competitive harm. The compensation committee determined that the Company achieved 90% of our 2009 corporate goals.

For 2009, the target bonus awards (as a percentage of base salary) were as follows: chief executive officer, 50%; chief operating officer, 40%; and senior vice president, vice president, chief financial officer and general counsel, 30%. The compensation committee determined that the annual discretionary cash bonus award opportunities are at competitive levels of comparable companies, and therefore will remain unchanged for 2010. Depending on the achievement of the predetermined targets, as well as any special circumstances such as significant unanticipated achievements, the annual bonus may be less than or greater than the target bonus.

Long-Term Incentives

The Company believes that long-term performance can be positively impacted through an ownership culture, and that equity compensation encourages such long-term performance and participation by the executive officers through the use of stock and stock-based awards. The Company’s stock compensation plans have been established to provide certain of its employees, including the executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving the Company’s compensation goals. The compensation committee reviewed the equity analysis for each executive, and sought to grant annual awards with an annual aggregate value at competitive levels for comparable companies.

The specific provisions of the Company’s long-term incentive compensation plans are as follows:

2001 Long-Term Stock Incentive Plan.  The Company’s 2001 long-term stock incentive plan (the “option plan”) was adopted by the board of directors in 2001. The option plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), stock units, restricted stock, restricted stock units, performance units and performance shares awards.

In accordance with the terms of the option plan, the board of directors has authorized the compensation committee to administer the option plan. In accordance with the provisions of the option plan, the compensation committee selects the recipients of awards and determines:

•	the number of shares of common stock covered by options or SARs and the dates upon which the options or SARs become exercisable;
•	the exercise price of options or SARs;
•	the duration of options or SARs;
•	the method of payment of the exercise price; and
•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms, conditions, restrictions and contingencies of such awards, including whether such awards are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Upon the occurrence of a corporate transaction under the option plan (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the compensation committee may adjust any award under the option plan to preserve the benefits or potential benefits of the awards.

The options for the Company’s executives are granted by the board of directors at regularly scheduled meetings and the exercise price of the Company’s options is the closing price of its common stock on the date of grant. Each executive officer is initially provided with an option grant when they join the Company based upon their job position and their relevant prior experience. These initial grants generally vest at 25% per year over four years. The vesting of the options is spread over four years as an incentive to retain the Company’s executives.

In addition to the initial option grants, the compensation committee recommends and the board of directors grants additional options to retain executives in connection with the achievement of corporate goals and strong individual performance. Options are granted based on a combination of individual contributions to the Company and on general corporate achievements, including clinical trial enrollment, product development and corporate financing. Additional option grants are not communicated to executives in advance.

The compensation committee evaluated an annual option award for the chief executive officer, and also reviewed the chief executive officer’s recommendations for annual option awards for the remaining executive officers. In considering the option awards, the compensation committee considered a review of competitive compensation data, its assessment of individual performance, a stock price comparison analysis, a review of each executive’s existing long-term incentives, and retention considerations. These factors, together with the level of attainment of the corporate and individual goals, were considered in determining the appropriate stock option awards to be allocated to the executives, as well as the percentage between cash and stock option compensation awarded to each executive.

The compensation committee also considered if the economic downturn should impact the 2010 equity-based awards for the executive officers. Because of the depressed stock trading price of the Company’s common stock, many of the options held by executive officers are currently “underwater” (that is, the exercise price of the options is higher than the market price of the Company’s common stock) and the value of accumulated option awards has declined significantly. As a result, the options that are underwater may have diminished incentive and retention effects. In order to mitigate the effects of the depreciating stock value, and in order to offset the lower level cash compensation increases, the compensation committee decided that it would increase certain option awards for the executive officers for 2010.

The option plan includes an “evergreen” provision that allows for an automatic increase to the aggregate pool of stock options available under the plan to occur on January 1st of each year. Under this evergreen provision, each year the aggregate pool of stock reserved for issuance under the option plan will automatically increase to the lesser of 17% of the then outstanding capital stock, or a stated number of shares as an evergreen cap, or a lesser amount set by the board of directors. As of January 1, 2010, there were 21,825,028 shares of common stock outstanding and entitled to vote and the authorized aggregate pool of stock reserved for issuance under the option plan was 4,019,723 shares. In accordance with the evergreen provision, the authorized aggregate pool of stock reserved for issuance under the option plan would be at least 3,710,255 shares of common stock. Therefore, the evergreen provision calculated on January 1, 2010 did not result in a change in the aggregate pool of common stock reserved for issuance under the option plan.

2005 Employee Stock Purchase Plan.  In September 2005, the Company and its stockholders approved the 2005 employee stock purchase plan (the “purchase plan”), effective upon completion of the Company’s initial public offering in May 2006. In November 2006, the board of directors amended the purchase plan to expand the employees eligible to participate in the plan and to clarify the offering periods. The purchase plan provides the Company’s employees and those of its subsidiaries with an opportunity to purchase shares of its common stock directly from the Company at a discount to the market price. The purchase plan will terminate in 2015 unless sooner terminated by the Company. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

The maximum number of shares of common stock which may be made available for sale under the purchase plan is 200,000 shares, subject to adjustment in the event of changes in the Company’s capitalization, dissolution, liquidation or merger or sale of all or substantially all of its assets.

Any person who is employed by the Company or its subsidiaries for at least six months prior to the first trading day of each offering period is eligible to participate in the purchase plan; provided, that no employee will be permitted to purchase stock:

•	if immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of the Company’s stock or of any subsidiary;
•	in an amount which exceeds $25,000 of fair market value of all stock purchased by such employee under all of the Company’s employee stock purchase plans for each calendar year in which the option is outstanding at any time; or
•	if the employee:
•	has been employed by the Company or its subsidiaries for less than six months;
•	is employed by the Company or its subsidiaries on a part-time basis (i.e., less than 20 hours per week); or
•	is a seasonal employee (i.e., employed by the Company or its subsidiaries for not more than five months in any calendar year).

The purchase plan shall be administered by the board of directors who may in turn delegate the authority to administer the plan to a committee.

The purchase plan employs a series of quarterly offering periods during which an option to acquire stock may be granted and exercised. The offering periods begin on January 1, April 1, July 1 and October 1 of each year. Notwithstanding the foregoing, the first offering period began on the first trading day following July 1, 2006.

Each eligible employee has the option to elect to have payroll deductions made on each pay date during the offering period in an amount not more than 15% of his or her compensation on each pay date during the offering period. At the commencement of each offering period, each eligible employee opting to participate during the offering period will be granted an option to purchase on the exercise date (the last day in the offering period on which national stock exchanges and Nasdaq are open for trading) of such specific offering period that number of shares of common stock determined by dividing the particular employee’s payroll deductions accrued prior to the exercise date and retained in the employee’s account by the applicable purchase price. The purchase price is 85% of the fair market value of a share of the Company’s common stock on the first trading day or the exercise date of the current offering period, whichever is lower.

Unless an employee withdraws from the purchase plan, his or her option for the purchase of shares will be exercised automatically on the exercise date and the maximum number of full shares subject to the option will be purchased for him or her at the applicable purchase price with the accumulated payroll deductions in his or her account.

An employee may choose to withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the purchase plan at any time by giving written notice to the Company. An employee’s withdrawal of funds and from participation during an offering period will not have any effect upon his or her eligibility to participate in a succeeding offering period.

In the event of a proposed dissolution or liquidation, an offering period then in progress will be shortened and will terminate immediately prior to the consummation of the proposed liquidation or dissolution, unless provided otherwise by the board of directors. In the event of a proposed sale of all or substantially all of the Company’s assets, or a merger or consolidation with or into another corporation, the successor corporation will assume each option outstanding under the purchase plan or offer an equivalent substitution unless the board of directors determines to shorten the offering period then in progress by setting a new exercise date, in lieu of such assumption or substitution.

The board of directors has the authority to make adjustments to the number of shares reserved for the 2005 employee stock purchase plan or to the price per share covered by outstanding options, as may be necessary in the event of a merger or consolidation, or a reorganization, recapitalization, rights offering or other increase or reduction of shares of the Company’s outstanding common stock.

401(k) Profit Sharing Plan.  Effective January 1, 2004, the Company began sponsoring a defined contribution retirement plan (the “401(k) plan”) covering substantially all its employees fulfilling minimum age and service requirements. Participation in the plan is optional. The Company provides matching contributions at the discretion of the board of directors, and generally consists of matching contributions in shares of the Company’s common stock valued at up to 4% of eligible employee compensation. Such matching contributions, if approved, are generally awarded during the first quarter of each calendar year, and cover the calendar year just ended.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities issuable under the Company’s 2001 long-term stock incentive plan, 2005 employee stock purchase plan and 401(k) plan at April 19, 2010. The Company has no equity compensation plans that were not approved by its security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2001 Long-Term Stock Incentive Plan	2,787,575	$9.45	99,338
2005 Employee Stock Purchase Plan	N/A	N/A	127,138
Employee 401(k) Plan Company Match	N/A	N/A	59,659
Total	2,787,575	—	286,135

Other Compensation

Consistent with the Company’s compensation philosophy to attract and retain talent, the Company intends to continue to maintain competitive employee benefits and perquisites for all employees, including executive officers. The compensation committee in its discretion may revise, amend or add to the executive officers’ benefits and perquisites if deemed advisable in its judgment. The Company believes these benefits and perquisites are currently at competitive levels for comparable companies.

The summary compensation table set forth below discloses other compensation components as follows:

•	Automobile usage — Since the Company does not provide a company automobile to its executive officers, Dr. Lynch receives a perquisite of Company paid automobile expenses. A percentage of these perquisites are considered to be taxable income to Dr. Lynch, and accordingly reported on IRS Form W-2 Wages and Tax Statement.
•	Moving expenses — Certain executive officers relocated to the area of the Company’s headquarters. The Company reimbursed these executive officers for normal moving expenses per industry standards.
•	Health, dental, life and disability insurance premiums — In 2009, the Company paid 80% of the health and dental premiums and 100% of a base amount of life, accidental death and dismemberment and long-term disability premiums on behalf of each executive officer. Life insurance benefits are provided to the executives at the rate of two time’s annual base salary up to a limit of $500,000. Accidental death and dismemberment coverage also is provided to the executives, with coverage equal to the life insurance policy amount. Long-term disability coverage also is provided to the executive officers, with coverage equal to 50% of pre-disability earnings, limited to a maximum of $6,000 per month.
•	Healthcare contribution — In 2009, in addition to the health, dental, life and disability insurance premiums described above, the Company contributed from $2,297 to $3,250 for each executive officer to be used for the remaining 20% of health and dental insurance premiums, voluntary employee and dependent life insurance premiums, short term disability premiums, and medical reimbursement flexible spending accounts.
•	Employee stock purchase plan discount — A discount is offered to all employees for the purchase of the Company’s common stock under the 2005 employee stock purchase plan.
•	Employee 401(k) matching — Effective January 1, 2004, the Company began sponsoring a defined contribution plan covering substantially all its employees fulfilling minimum age and service requirements. Participation in the plan is optional. For 2009 and 2008, the Company provided matching contributions in shares of its common stock of up to 4% of eligible employee compensation. For 2007, the Company provided corrective contributions paid in shares of common stock of up to 4% of eligible employee compensation.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the years ended December 31, 2009, 2008 and 2007 to the chief executive officer, chief financial officer and the three other most highly compensated executive officers. These officers collectively referred to as the Company’s “named executive officers.” Except as provided in the summary compensation table below, none of the named executive officers received any compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	2009	$486,963	$192,025	$401,600	$18,071	$1,098,659
	2008	449,609	134,250	2,104,363	21,232	2,709,454
	2007	343,945	127,000	620,000	21,211	1,112,156
Larry Bullock Chief Financial Officer
	2009	254,867	68,205	150,600	27,233	500,905
	2008	268,866	49,990	216,000	26,446	561,302
	2007	226,588	74,500	209,250	27,361	537,699
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics
	2009	300,356	110,980	301,200	19,205	731,741
	2008	321,797	81,240	259,200	23,474	685,711
	2007	286,742	78,000	387,500	23,470	775,712
Earl Douglas, Esq. Vice President and General Counsel
	2009	213,392	62,215	175,700	20,459	471,766
	2008	225,342	52,600	216,000	20,486	514,428
	2007	195,749	68,500	331,100	55,980	651,329
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs
	2009	212,090	58,290	175,700	26,804	472,884
	2008	217,148	43,612	86,400	29,051	376,211
	2007	132,496	41,000	1,106,000	85,590	1,365,086

(1)	Salary includes base salary plus accrued vacation, holidays and sick days.
(2)	The annual incentive bonus plan provides a cash bonus, which is based on the achievement of stated corporate and personal goals. In addition, each named executive officer received a $1,000 holiday bonus in 2009.
(3)	The aggregate grant date fair value of option awards, which were awarded in the specified year, was determined in compliance with Accounting Standards Codification (“ASC”) 718 (formerly SFAS No. 123(R)) and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.
(4)	Includes all other compensation that the Company paid on behalf of the named executive officers, as described in the following table.

The following table sets forth all other compensation paid or accrued during the years ended December 31, 2009, 2008 and 2007.

Name	Year	Automobile Usage ($)	Moving Expenses ($)	Health, Dental, Life & Disability Insurance Premiums ($)	Health Care Contribution ($)	ESPP Discount ($)	401(k) Contribution ($)	Total ($)
Samuel E. Lynch, D.M.D., D.M.Sc.	2009	$2,296	$—	$12,525	$3,250	$—	$—	$18,071
	2008	3,903	—	14,079	3,250	—	—	21,232
	2007	3,234	—	14,727	3,250	—	—	21,211
Larry Bullock	2009	—	—	10,641	3,250	3,542	9,800	27,233
	2008	—	—	11,131	3,250	2,865	9,200	26,446
	2007	—	—	11,608	3,250	3,503	9,000	27,361
Steven N. Hirsch	2009	—	—	7,907	2,945	2,853	5,500	19,205
	2008	—	—	8,345	3,250	2,679	9,200	23,474
	2007	—	—	8,679	3,250	2,541	9,000	23,470
Earl Douglas, Esq	2009	—	—	4,792	2,297	3,570	9,800	20,459
	2008	—	—	5,428	3,250	2,608	9,200	20,486
	2007	—	34,779	5,618	3,250	3,333	9,000	55,980
Russ Pagano, Ph.D.	2009	—	—	12,525	3,250	1,229	9,800	26,804
	2008	—	—	14,079	3,250	2,522	9,200	29,051
	2007	—	79,681	4,909	1,000	—	—	85,590

Employment Agreements

Dr. Lynch.  Dr. Lynch’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated January 1, 2008, and continues through December 31, 2012 and may be extended for additional one-year periods by the Company and Dr. Lynch. Dr. Lynch’s annual base salary was $424,500 as of December 31, 2009, subject to increase at the discretion and review of the board of directors according to the policies and practices the Company may adopt from time to time. Dr. Lynch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive cash bonus based upon the satisfactory performance of annual goals and as granted by the board of directors or compensation committee. A previous 2004 employment agreement provided for a grant of options to purchase 102,000 shares of the Company’s common stock, which have since vested. The previous 2008 employment agreement provided for options to acquire 1% of the Company’s common stock on a fully diluted basis as of January 1, 2008, or 205,703 shares, which will vest upon the earlier of the Company’s receipt of FDA approval of an orthopedic PDGF product or December 31, 2012. As of March 31, 2010, the Company had cumulatively granted to Dr. Lynch options to purchase a total of 775,203 shares of its common stock, including the options awarded with the 2004, 2008 and 2009 employment agreements. The options generally vest over four years at 25% per year, except for options granted in March 2001 (which 33% vested immediately with the remainder vesting over two years at 33% per year) and except for the options granted in 2004 and 2008 described above. All unexercised options granted to Dr. Lynch will expire after ten years from grant date, except for options granted in January 2006 which will expire after five years.

Mr. Bullock.  Mr. Bullock’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated September 5, 2008, and continues through July 16, 2012. Mr. Bullock’s annual base salary was $245,500 as of December 31, 2009, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Mr. Bullock’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Mr. Bullock, and the chief executive officer’s evaluation of Mr. Bullock’s performance. As of March 31, 2010, the Company had cumulatively granted to Mr. Bullock options to purchase a total of 269,500 shares of its common stock. The options generally vest over four years at 25% per year, except for certain options granted in January 2004, of which 20% vested immediately and the remainder vested over four years at 20% per year. All unexercised options granted to Mr. Bullock will expire after ten years from grant date, except for options granted in January 2006 which will expire after five years.

Mr. Hirsch.  Mr. Hirsch’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated July 5, 2005, and continues through July 16, 2012. Mr. Hirsch’s annual base salary was $305,500 as of December 31, 2009, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Mr. Hirsch’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Mr. Hirsch, and the chief executive officer’s evaluation of Mr. Hirsch’s performance. As of March 31, 2010, the Company had cumulatively granted to Mr. Hirsch options to purchase a total of 444,023 shares of its common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Mr. Hirsch will expire after ten years from grant date, except for options granted in July 2005 and January 2006 which will expire after five years.

Mr. Douglas.  Mr. Douglas’ employment agreement was entered into on July 17, 2009, superseding the previous agreement dated May 31, 2005, and continues through July 16, 2012. Mr. Douglas’ annual base salary was $223,000 as of December 31, 2009, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Mr. Douglas’ employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Mr. Douglas, and the chief executive officer’s evaluation of Mr. Douglas. As of March 31, 2010, the Company had cumulatively granted to Mr. Douglas options to purchase a total of 245,000 shares of its common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Mr. Douglas will expire after ten years from grant date, except for options granted in May 2005 and January 2006 which will expire after five years.

Dr. Pagano.  Dr. Pagano’s employment agreement was entered into on July 17, 2009, superseding the previous agreement dated May 23, 2007 and continues through July 16, 2010. Dr. Pagano’s annual base salary was $219,500 as of December 31, 2009, and is subject to review each annual fiscal period and to increase according to the policies and practices the Company may adopt from time to time. Dr. Pagano’s employment agreement provides, among other things, that he will be eligible for a discretionary annual incentive bonus based on satisfactory performance of specific milestones set mutually by the chief executive officer and Dr. Pagano, and the chief executive officer’s evaluation of Dr. Pagano. As of March 31, 2010, the Company had cumulatively granted to Dr. Pagano options to purchase a total of 180,000 shares of its common stock. The options generally vest over four years at 25% per year. All unexercised options granted to Dr. Pagano will expire after ten years from grant date, except for options granted in May 2007 which will expire after five years.

Each of the above noted current employment agreements was filed as an exhibit to the Company’s Form 10-Q for the 3rd quarter of 2009, which was filed on November 5, 2009. Drs. Lynch and Pagano and Messrs. Bullock, Douglas and Hirsch may not disclose non-public information relating to the Company and may not engage in certain competitive activities during the terms of their respective employment and for 36 months thereafter, including assisting another company, directly or indirectly, with developing or commercializing a competitive product. Each of Messrs. Bullock, Hirsch and Douglas and Dr. Pagano may not solicit any of the Company’s employees for a period of 12 months following the termination of each such person’s employment for any reason.

Potential Payments Upon Termination or Change in Control

Termination

Under the employment agreement for each of the Company’ named executive officers, if the Company terminates the executive’s employment without cause or elect not to renew the executive’s employment, or if the executive resigns his employment for good reason, the executive will be entitled to receive a severance payment. Severance payments for executive officers, other than for Dr. Lynch, range from six to 12 months of base salary. The executive officers will each continue to receive benefits and perquisites for a period ranging from six to 12 months. Additionally, the vesting of certain executive officers’ outstanding stock options will be accelerated, ranging from 12 months acceleration to immediate vesting of all options.

If terminated without cause, Dr. Lynch’s employment agreement provides for the continuation of his base salary (and an amount equal to 1/12 of the most recent annual bonus and incentive award) on a monthly basis to be paid on the Company’s regular payroll dates, and for the reimbursement of the costs of his group medical insurance premiums for himself and his dependents, for a period of 18 months following the termination date. Earned but unpaid base salary through the date of termination will be paid in a lump sum, and all outstanding stock options will become fully vested and exercisable as of the date of termination.

All executive officers’ entitlement to any severance benefits is conditioned upon the execution by the Company and the executive officer of a mutual general release of claims. In addition, Dr. Lynch’s entitlement to any severance benefits is also conditioned upon his resignation from all of his positions with the Company and its affiliates, other than his position as a member of the Company’s board of directors.

If the executive’s employment is terminated for cause, for a material breach of the employment agreement, or for expiration of the period of employment as a result of the executive giving notice of non-extension of the employment term, then earned but unpaid base salary will be paid to the executive on the termination date. No other payments will be made or benefits provided by the Company.

Change in Control

In March 2008, the Company amended its 2001 long-term stock incentive plan to provide that, upon a change in control, all outstanding incentive stock option awards held by a qualified employee may under certain circumstances be accelerated and exercisable immediately. If the qualified employee has been employed by the Company for three or more years at the time of the change in control, then 100% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for at least two years, but less than three years, at the time of the change in control, then 75% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for at least one year, but less than two years, at the time of the change in control, then 50% of the employee’s incentive stock options will vest. If the qualified employee has been employed by the Company for less than one year at the time of the change in control, then 25% of the employee’s incentive stock options will vest.

In the event there is a change in control during the term of Dr. Lynch’s employment agreement and within 12 months the Company terminates Dr. Lynch’s employment without cause, the Company elects not to renew the employment agreement, or Dr. Lynch terminates his employment with good reason, then the Company is obligated to pay Dr. Lynch a lump sum payment equal to 150% of his annual base salary and most recent annual bonus incentive award. In addition, if Dr. Lynch agrees not to solicit any of the Company’s then-current customers or employees for a period of 12 months following a termination or resignation due to a change in control, then the Company is obligated to pay Dr. Lynch a lump sum payment equal to 12 months of his base salary plus an amount equal to 100% of his most recent annual bonus and incentive award.

A change in control under Dr. Lynch’s employment agreement will occur upon: (1) the consummation of a tender offer for the ownership of more than 50% of the Company’s outstanding voting securities, (2) a merger in which the Company’s stockholders prior to the merger own less than 50% of the voting securities of the surviving entity, (3) the sale of all or substantially all of the Company’s assets or (4) a person acquiring more than 50% of the Company’s outstanding voting securities.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards to the named executive officers during the year ended December 31, 2009 and related total fair value compensation:

Name and principal position	Grant Date	Incentive Stock Option Awards: # of securities underlying options	Exercise Price of Option Award ($/share)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	2/26/09	80,000	$8.54	$401,600
Larry Bullock Chief Financial Officer	2/26/09	30,000	$8.54	$150,600
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	2/26/09	60,000	$8.54	$301,200
Earl Douglas, Esq. Vice President and General Counsel	2/26/09	35,000	$8.54	$175,700
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	2/26/09	35,000	$8.54	$175,700

(1)	The aggregate grant date fair value of stock and option awards was determined in compliance with ASC 718, (formerly SFAS No. 123(R)) and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.

Equity Incentive Awards Outstanding as of December 31, 2009

	Option Awards
	Number of securities underlying unexercised options at December 31, 2009			Option Exercise Price	Option Expiration Date
Name and principal position	Exercisable	Unexercisable	Unearned	($)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	51,000	—	—	$3.47	12/1/14
	13,125	13,125	—	$3.63	1/1/11
	40,000	40,000	—	$12.59	1/16/17
	11,250	33,750	—	$14.41	2/7/18
	—	205,703	—	$13.88	2/27/18
	—	80,000	—	$8.54	2/26/19
Larry Bullock Chief Financial Officer	112,500	—	—	$2.87	1/12/14
	28,125	9,375	—	$3.63	1/1/11
	13,500	13,500	—	$12.59	1/16/17
	6,250	18,750	—	$14.41	2/7/18
	—	30,000	—	$8.54	2/26/19
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	236,523	—	—	$3.63	7/5/10
	5,625	1,875	—	$3.63	1/1/11
	25,000	25,000	—	$12.59	1/16/17
	7,500	22,500	—	$14.41	2/7/18
	—	60,000	—	$8.54	2/26/19
Earl Douglas, Esq. Vice President and General Counsel	89,000	—	—	$3.63	5/31/10
	5,625	1,875	—	$3.63	1/1/11
	15,000	15,000	—	$12.59	1/16/17
	5,000	5,000	—	$16.12	9/6/17
	6,250	18,750	—	$14.41	2/7/18
	—	35,000	—	$8.54	2/26/19
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	50,000	50,000	—	$17.95	5/23/12
	2,500	7,500	—	$14.41	2/7/18
	—	35,000	—	$8.54	2/26/19

Aggregated Option Exercises in 2009

The following table lists the options exercised by the named executive officers during the year ended December 31, 2009.

Option Awards
Name and principal position	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Samuel E. Lynch, D.M.D., D.M.Sc. President and Chief Executive Officer	—	$—
Larry Bullock Chief Financial Officer	—	—
Steven N. Hirsch Chief Operating Officer and Executive Vice President, Orthopedics	—	—
Earl Douglas, Esq. Vice President and General Counsel	—	—
Russ Pagano, Ph.D. Vice President, Regulatory and Clinical Affairs	—	—

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised by the difference between the market price of the option awards at exercise and the exercise price of the options.

Pension Benefits

None of the named executive officers participate in or have account balances in qualified or non-qualified defined benefit pension plans sponsored by the Company. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the compensation committee determines that doing so is in the Company’s best interests.

Non-Qualified Deferred Compensation

None of the named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans sponsored by the Company. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide the executive officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in the Company’s best interests.

Director Compensation

The following table sets forth a summary of the compensation to non-employee directors that the Company paid or accrued during the year ended December 31, 2009:

Name	Year	Fees earned or paid in cash ($)		Restricted Common Stock Awards(1) ($)	Non-Qualified Stock Option Awards(2) ($)	All Other Compensation ($)		Total Compensation ($)
Thorkil K. Christensen	2009	$—		$—	$—	$—		$—
Chris Ehrlich	2009	14,500		—	—	—		14,500
Charles W. Federico	2009	54,750		—	80,004	—		134,754
Gary E. Friedlaender, M.D.	2009	49,500	(3)	—	80,004	82,200	(4)	211,704
James G. Murphy	2009	62,000		—	80,004	—		142,004
Larry W. Papasan	2009	73,250		—	80,004	—		153,254
Douglas G. Watson	2009	55,000		—	80,004	132,210	(5)	267,214

(1)	Represents the aggregate grant date fair value of restricted stock awarded in the specified year; however, no shares of restricted stock were awarded in 2009. On November 17, 2007, Mr. Murphy, Mr. Papasan and Mr. Watson were each awarded 3,000 shares of restricted stock at $10.27 per share market value. The shares vest 33% per year from 2007 to 2009.
(2)	Represents the aggregate grant date fair value of options awarded in 2009, which was determined in compliance with ASC 718 and is more fully described in Note 15 (Stock-Based Compensation) of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010.
(3)	In addition to director fees, orthopedic advisory board consulting fees of $5,000 were paid to Dr. Friedlaender in 2009. See “Certain Relationships and Related Transactions — Consulting Agreement with a member of the Board of Directors.”
(4)	Exercise of non-qualified stock options resulted in taxable income of $82,200.
(5)	Exercise of non-qualified stock options resulted in taxable income of $132,210.

The directors meet as a board on a quarterly basis, or more often as needed, to address matters relating to the operation and direction of the Company. Only directors who are not employees of the Company and directors who do not beneficially own 5% or more of the Company’s outstanding common stock (“compensation qualifying directors”) are separately compensated for their services on the board. The Company provides compensation to each of its compensation qualifying directors as described in the paragraphs below.

Effective April 1, 2008, the compensation plan for the Company’s compensation qualifying directors provides that each will receive an annual retainer of $20,000 for serving on the board of directors and an annual retainer of $5,000 for each committee membership. Directors will receive $2,000 for each board meeting attended in person, $1,000 for each telephonic board meeting, and $1,000 for each committee meeting attended. In addition, the chairman of the board will receive an annual fee of $25,000, the chairman of the audit committee will receive an annual fee of $10,000, the chairman of the compensation committee will receive an annual fee of $8,000, and the chairman of the nominating and governance committee will receive an annual fee of $5,000.

Each of the compensation qualifying directors, on the date the director is first elected or appointed to the board of directors, may be granted an option to acquire 0.09% of the Company’s outstanding shares of common stock on a fully diluted basis on the date of the grant. Generally, the initial grant vests over three years. In addition, immediately following the annual stockholders meeting each compensation qualifying director who is re-elected to the board or who continues their ongoing term may receive an annual option grant with a Black-Scholes value of approximately $80,000 on the date of grant.

As of December 31, 2009, the current non-employee members of the board of directors have been awarded options to purchase an aggregate total of 270,437 shares of common stock. Of these options awarded, a total of 71,785 options have been exercised and no options have been forfeited, resulting in a total of 198,652 options issued and outstanding as of December 31, 2009. Of the options issued and outstanding as of December 31, 2009, a total of 102,928 remain unvested.

Please see “Certain Relationships and Related Party Transactions — Agreements with Directors and Officers” for a discussion of other arrangements relating to the compensation of our directors.

Limitations of Liability and Indemnification of Officers and Directors

The Company’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. The amended and restated certificate of incorporation provides that no director will have personal liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions will not eliminate or limit the liability of any of the directors:

•	for any breach of their duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for voting or assenting to unlawful payments of dividends or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the amended and restated certificate of incorporation provides that the Company must indemnify its directors and officers and must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Company has entered into indemnification agreements with all of its executive officers and directors. The form of indemnification agreements was filed with the Securities and Exchange Commission on June 22, 2006 as an exhibit to a Current Report on Form 8-K. The indemnification agreements provide, among other things, that the Company will, to the fullest extent permitted by law, indemnify and hold harmless each indemnitee for any event or occurrence that takes place either before or after the execution of the agreement, related to the fact that indemnitee is or was a director or an officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or related to anything done or not done by the indemnitee in any such capacity. The agreements provide that no indemnification be paid by the Company: (a) in respect to any transaction in which the indemnitee derived an improper personal benefit; (b) on account of the indemnitee’s conduct which involved acts or omissions not in good faith, intentional misconduct or a knowing violation of law; (c) if such indemnification is in violation of the Company’s certificate of incorporation, by-laws or the law; or (d) on account of any proceeding for an accounting of profits made from the purchase or sale by the indemnitee of the Company’s securities under the provisions of Section 16(b) of the Exchange Act.

In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements also provide that, in the event of a change in control, the Company will, upon request by the indemnitee, create a trust for the benefit of the indemnitee and fund such trust in an amount sufficient to satisfy expenses reasonably anticipated to be incurred in connection with investigating, preparing for, participating in or defending any proceedings, and any judgments, fines, penalties and amounts paid in settlement in connection with any proceedings. The agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the amended and restated certificate of incorporation or by-laws or the Delaware General Corporation Law.

Risk Assessment

The compensation committee has reviewed a risk assessment of the Company’s compensation policies and programs for all employees, including non-executive officers, to determine if those policies and programs are reasonably likely to lead employees to take unnecessary and excessive risks which could have a material adverse effect on the Company. The risk assessment consisted of a review of the elements of the Company’s executive and non-executive compensation programs, which includes base salary, annual discretionary cash bonus, long-term incentives, benefits and perquisites. The assessment particularly focused on the Company’s discretionary cash bonus program, and the extent to which the corporate operational and financial goals upon which the program is based might incent employees to take unacceptable risks.

With respect to the discretionary cash bonus program, among the factors included in the compensation committee’s review, which mitigate against encouraging excessive risk taking, were the following:

•	The bonus program includes limits on the potential bonus payout to prevent unlimited upside awards. Although the plan permits bonus awards above stated limits in extraordinary circumstances, historically very few awards have exceeded the target;
•	The Company maintains a balanced payout opportunity under the bonus program by favoring a linear payout curve which recognizes an employee’s incremental efforts toward reaching the various corporate and financial goals, which is in contrast to an “all or nothing” steep payout curve which tends to encourage excessive risks in order to achieve the stated goals;
•	The Company avoids over-reliance on a single performance measure for bonus payouts by weighting compensation based on multiple goals, with 50% weighting on multiple corporate goals and 50% on multiple business unit and individual goals. Furthermore, additional risk assessment procedures are triggered before a single goal can be approved that alone would account for more than 30% of an employee’s potential bonus payout;
•	For the majority of employees, base pay still represents the majority of total cash compensation (approximately 80% to 95% for non-executive employees and at least 70% for executive employees, excluding the chief executive officer and chief operational officer), thereby not placing an undue emphasis on short-term cash incentives;
•	In setting individual goals for each employee, all supervisors are required to specifically consider the extent to which any goal might lead to unnecessary and excessive risks, and to modify the goals as appropriate to modify such risks. As part of the Company’s employee evaluations, each supervisor is required to consider if an employee took excessive risks in order to achieve a goal. The compensation committee makes a similar assessment with regard to the executive officers’ performance targets, and considers such actions in evaluating the chief executive officer’s performance and the chief executive officer’s evaluations of the other executives. If the compensation committee, chief executive officer or a supervisor concludes that excessive risks are present, then the base salary, annual discretionary cash bonus and/or long-term incentives may be negatively adjusted as appropriate.
•	The Company’s various corporate operational and financial goals upon which the bonus plan is based:
•	generally provide a balanced approached between the short-term and long-term performance of the Company, which minimizes the potential for undue risk taking by sacrificing long-term performance to achieve short-term goals;
•	tend to include very few goals driven solely by achieving numeric targets, instead focusing on achieving operational goals that add long-term value to the Company;
•	to the extent performance targets are based on financial metrics, they incorporate effective internal controls over financial reporting which provides addition protection against undue risk taking;
•	encourage targets that are challenging, while remaining reasonable and within the realm of possibility and in line with the Company’s business plans for the period.

The compensation committee agreed with the conclusions from the Company’s risk assessment that that the Company’s compensation programs are appropriately tailored to encourage employees to grow the Company’s business, while providing an appropriate balance of risk and reward in relation to its overall business strategy, without encouraging unnecessary or excessive risks that could have a material adverse effect on the Company’s business.

Rule 10b5-1 Sales Plans

The Company’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of the Company’s common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. The Company’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information.

On March 17, 2009, Dr. Samuel Lynch, the Company’s president and chief executive officer, entered into a Rule 10b5-1 plan to sell up to a maximum of 12% of his then current equity position in the Company over the remainder of the year, assuming certain price targets are reached. The sales are intended to allow Dr. Lynch to gradually diversify a small portion of his holdings over a period of time, as long as certain price thresholds are met. All sales of the Company’s common stock under the plan have been reported through appropriate filings with the SEC.

Summary

In summary, the Company believes its compensation policies are designed to retain and motivate our executive officers and to ultimately reward them for outstanding individual and corporate performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of April 19, 2010 by:

•	each of the Company’s directors;
•	each of the Company’s executive officers;
•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; and
•	all of the Company’s directors and executive officers as a group.

The column entitled “Percent of class” is based on 22,116,046 shares of common stock outstanding on April 19, 2010, assuming no exercise of outstanding options.

For purposes of the table below, the Company deems shares subject to options that are currently exercisable or exercisable within 60 days of April 19, 2010 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but the Company does not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Class
Five percent stockholders:
Novo A/S, Denmark(1) Krogshojvej 41, DK-2880 Bagsvaerd, Denmark	3,720,065	16.8%
ClearBridge Advisors, LLC(2) 620 8th Avenue, New York, NY 10018	2,126,092	9.6%
InterWest Management Partners(3) 2710 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025	1,830,253	8.3%
GLG Partners LP(4) 1 Curzon Street, London W1J 5HB, United Kingdom	1,311,488	5.9%
Directors and executive officers:
Samuel E. Lynch, D.M.D., D.M.Sc.(5)	1,295,161	5.8%
Larry Bullock(6)	229,261	1.0%
Steven N. Hirsch(7)	257,841	1.2%
Earl Douglas, Esq.(8)	131,873	*
Russ Pagano, Ph.D.(9)	93,555	*
Larry W. Papasan(10)	37,585	*
Chris Ehrlich(11)	1,839,544	8.3%
Charles W. Federico(12)	18,012	*
Gary Friedlaender, M.D.(13)	72,303	*
James G. Murphy(14)	28,932	*
Douglas G. Watson(15)	67,989	*
Thorkil K. Christensen(16)	3,722,572	16.8%
All directors and executive officers as a group (12 persons)	7,794,628	34.2%

*	Less than 1%.

(1)	Based upon a Schedule 13D filed by Novo A/S with the Securities and Exchange Commission on December 8, 2009, and information received from Novo A/S. Novo A/S is a Danish private limited liability company wholly owned by the Novo Nordisk Foundation. Novo Nordisk Foundation is the beneficial owner of shares held by Novo A/S. The Board of Directors of Novo A/S has sole voting and investment control over the shares owned by Novo A/S. The Board of Directors of Novo A/S is comprised of Ulf J. Johansson, Jorgen Boe, Goran Ando and Hans Werdelin, none of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of the shares held by Novo A/S.
(2)	Based upon a Schedule 13G filed by ClearBridge Advisors, LLC and Smith Barney Fund Management LLC with the Securities and Exchange Commission on February 12, 2010, and information received from ClearBridge Advisers, LLC. According to information furnished by ClearBridge Advisors, LLC, these securities are owned by various individual and institutional investors for which ClearBridge Advisors, LLC serves as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, ClearBridge Advisors, LLC is deemed to be a beneficial owner of these securities.
(3)	Based upon a Schedule 13D filed with the Securities and Exchange Commission on April 22, 2009, and information received from InterWest Management Partners. The beneficial ownership balance includes 941,177 shares purchased by InterWest Partners X, LP on April 7, 2009, 857,692 shares owned by InterWest Partners VIII, LP, 6,846 shares owned by InterWest Investors VIII, LP, and 24,538 shares owned by InterWest Investors Q VIII, LP. InterWest Management Partners X, LLC is the General Partner of InterWest Partners X, LP and InterWest Management Partners VIII, LLC is the General Partner of each of InterWest Partners VIII, LP, InterWest Investors VIII, LP and InterWest Investors Q VIII, LP. Chris Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC. Mr. Ehrlich disclaims any beneficial ownership of any of these securities, except for his pecuniary interest therein.
(4)	Based upon a Schedule 13F filed by GLG Partners LP with the Securities and Exchange Commission on February 16, 2010. According to information furnished by GLG Partners LP, these securities are owned by certain funds (the “GLG Funds”) for which GLP Partners LP serves as investment manager. GLG Partners Limited serves as the general partner of GLG Partners LP with respect to these securities held by each of the GLG Funds. Each of Emmanuel Roman, Pierre Lagrange and Noam Gottesman are Managing Directors of GLG Partners Limited. GLG Partners, Inc. serves as the parent company, which indirectly wholly owns GLG Partners Limited with respect to these securities held by each of the GLG Funds. GLG Partners LP, GLG Partners Limited and GLG Partners, Inc. may be deemed to be the beneficial owner of all of the securities owned by the GLG Funds. Each of GLG Partners LP, GLG Partners Limited, GLG Partners, Inc., Emmanuel Roman, Pierre Lagrange and Noam Gottesman disclaims any beneficial ownership of any of these securities, except for their pecuniary interest therein.
(5)	Dr. Lynch’s beneficial ownership includes options to purchase 179,750 shares of common stock.
(6)	Mr. Bullock’s beneficial ownership includes options to purchase 190,250 shares of common stock. Also includes 2,347 shares of common stock held in the executive officer’s 401(k) account.
(7)	Mr. Hirsch’s beneficial ownership includes options to purchase 75,000 shares of common stock. Also includes 1,987 shares of common stock held in the executive officer’s 401(k) account.
(8)	Mr. Douglas’ beneficial ownership includes options to purchase 48,750 shares of common stock. Also includes 2,347 shares of common stock held in the executive officer’s 401(k) account.
(9)	Dr. Pagano’s beneficial ownership includes options to purchase 88,750 shares of common stock. Also includes 1,829 shares of common stock held in the executive officer’s 401(k) account.
(10)	Mr. Papasan’s beneficial ownership includes options to purchase 20,424 shares of common stock.
(11)	Mr. Ehrlich’s beneficial ownership includes 941,177 shares beneficially owned by InterWest Management Partners X, LLC, 889,076 shares beneficially owned by InterWest Management Partners VIII, LLC and 1,250 shares owned directly by Mr. Ehrlich as well as options to purchase 8,041 shares of common stock. Mr. Ehrlich is a Managing Director of InterWest Management Partners X, LLC and a Venture Member of InterWest Management Partners VIII, LLC and he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(12)	Mr. Federico’s beneficial ownership includes options to purchase 16,937 shares of common stock.
(13)	Dr. Friedlaender’s beneficial ownership includes options to purchase 32,509 shares of common stock.

(14)	Mr. Murphy’s beneficial ownership includes options to purchase 20,424 shares of common stock.
(15)	Mr. Watson’s beneficial ownership includes options to purchase 10,704 shares of common stock.
(16)	Mr. Christensen’s beneficial ownership includes 3,720,065 shares beneficially owned by Novo/AS. Mr. Christensen is the chief financial officer of Novo A/S.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms furnished to the Company, or written representations that no Forms 3, 4 or 5 were required, the Company believes that each of its executive officers, directors and beneficial owners of 10% or more of the Company’s common stock complied with these reporting requirements in 2009, except that Gary E. Friedlaender, M.D. was late in filing a Form 4 in connection with his purchase of shares of the Company’s common stock pursuant to the June 2009 rights offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Directors and Officers

Director Compensation

Please see “Compensation Discussion and Analysis — Director Compensation” for a discussion of options granted to the Company’s non-employee directors.

Executive Compensation and Employment Agreements

Please see “Compensation Discussion and Analysis” for additional information on compensation of the Company’s executive officers. Information regarding employment agreements with the executive officers is set forth under “Compensation Discussion and Analysis — Employment Agreements.”

Indemnification

The Company’s amended and restated certificate of incorporation provides for the indemnification of its directors and officers in most circumstances, to the extent permitted by the Delaware General Corporation Law. Also, the Company has entered into indemnification agreements with each of its directors and officers. Please see “Compensation Discussion and Analysis — Limitations of Liability and Indemnification of Officers and Directors.”

Related Party Transactions

All related party transactions are reviewed and approved by the audit committee, as required by the audit committee charter.

Intellectual Property

Dr. Samuel E. Lynch, the Company’s president and chief executive officer, was a faculty member at Harvard and in such position was the co-inventor of certain intellectual property. As part of his employment arrangement with Harvard, he assigned all of his rights to the intellectual property to Harvard. The Company currently has a license agreement with Harvard with respect to certain portions of this intellectual property. As is customary, Harvard often shares some of the royalties it receives from successful intellectual property licenses with the faculty members that invented such intellectual property. During the year ended December 31, 2009, Harvard had paid to Dr. Lynch a total of $48,220, for a cumulative total of $940,352 as of December 31, 2009, with respect to the Company’s payment of milestones and royalties to Harvard and the intellectual property licensed to the Company as compensation to Dr. Lynch as the co-inventor of the intellectual property that the Company licenses from Harvard. Additional payments may be due in the future.

Lease Agreement

The Company maintains operating lease agreements with Noblegene for the use of office and manufacturing space at its headquarters in Franklin, Tennessee. Dr. Lynch is a former partner in Noblegene but maintained an ownership interest at the time the Company entered into the lease agreements. In March 2008, Dr. Lynch sold his ownership interest back to Noblegene. Since the owner of Noblegene is the brother-in-law of Dr. Lynch’s wife, Noblegene continues to be a related party. Other than the consideration to buy Dr. Lynch’s interest in Noblegene, Dr. Lynch has not received any amounts from Noblegene for the lease because Noblegene had operated at a loss and did not make any distributions of profits to its members prior to Dr. Lynch’s divestiture of his interest in Noblegene. Dr. Lynch will not receive any future amounts from Noblegene in connection with the lease.

Membership on the Board of Directors of a Third Party Company

Dr. Lynch is currently a member of the board of directors of GreenBankshares, Inc., which serves as the bank holding company for GreenBank, a Tennessee chartered commercial bank. He is currently serving a three-year term expiring at the 2011 annual meeting. As of December 31, 2009, the Company maintained accounts at GreenBank, including a portion of its cash and cash equivalents.

Consulting Agreement with a Member of the Board of Directors

In August 2009, the Company entered into a two-year consulting agreement with Gary E. Friedlaender, M.D. for consulting services relating to the use of biological products to treat orthopedic injuries and conditions. The 2009 agreement extends the consulting relationship that the Company had with Dr. Friedlaender pursuant to an August 2007 consulting agreement.

In September 2006, the Company appointed Dr. Friedlaender as a member of its board of directors. Prior to the August 2006 agreement and the September 2006 appointment, the Company compensated Dr. Friedlaender for his consulting through stock option grants. As part of his consulting compensation, Dr. Friedlaender received option awards on July 15, 2001 to purchase 7,500 shares of common stock at an exercise price of $0.67, and on February 26, 2006 to purchase 20,250 shares of common stock at an exercise price of $3.63. The option awards were 100% vested upon issuance. For the year ended December 31, 2009, 2008 and 2007, the Company paid Dr. Friedlaender $5,000, $5,000 and $50,938, respectively, for consulting services performed pursuant to the consulting agreements.

Consulting Agreement with a Relative of a Member of the Board of Directors

In December 2009, the Company entered into a one-year consulting agreement with Dr. Michael Ehrlich for consulting services relating to the development of products in the orthopedic market. The 2009 agreement extends the consulting relationship that the Company had with Dr. Ehrlich pursuant to a December 2006 consulting agreement. In October 2004, the Company appointed Dr. Michael Ehrlich’s son, Chris Ehrlich, as a member of its board of directors. For the years ended December 31, 2009, 2008 and 2007, the Company paid Dr. Michael Ehrlich $4,025, $5,035 and $6,300, respectively, for consulting services performed pursuant to the consulting agreements.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE
2001 LONG-TERM STOCK INCENTIVE PLAN

As of April 19, 2010, a total of 4,019,723 shares of common stock have been authorized by the board of directors for issuance under the Company’s 2001 long-term stock incentive plan (the “option plan”). Also as of April 19, 2010, a total of 2,787,575 options for shares of common stock were issued and outstanding and a total of 1,132,810 shares of common stock had been issued upon the exercise of outstanding options, leaving a total of 99,338 shares of common stock remaining available for future issuance in connection with the option plan. The options vest of a period of not greater than five years and remain exercisable for up to ten years from the date of grant.

The option plan includes an “evergreen” provision that allows for an automatic increase to the aggregate pool of stock options available under the plan to occur on January 1st of each year. Under this evergreen provision, each year the aggregate pool of stock reserved for issuance under the option plan will automatically increase to the lesser of 17% of the then outstanding capital stock, or a stated number of shares as an evergreen cap, or a lesser amount set by the board of directors. As of January 1, 2010, there were 21,825,028 shares of common stock outstanding and entitled to vote. In accordance with the evergreen provision, the authorized aggregate pool of stock reserved for issuance under the option plan would be at least 3,710,255 shares of common stock. Since the authorized aggregate pool of stock reserved for issuance under the option plan was 4,019,723 shares, the evergreen provision calculated on January 1, 2010 did not result in a change in the aggregate pool of common stock reserved for issuance under the option plan.

The Company’s board of directors has adopted a resolution to amend the option plan, subject to approval by the Company’s stockholders. As proposed, the authorized aggregate pool of stock options available under the option plan would be increased to 6,019,723, reflecting an addition of 2,000,000 shares to the current pool of 4,019,723 shares. The evergreen provision’s stated percentage of 17% of the then outstanding capital stock will remain unchanged. The addition of 2,000,000 shares to the authorized aggregate pool of stock options is based on estimates from management and the board of directors on projected headcount additions over the next two to three years and is deemed necessary to provide sufficient resources for the Company to be in a position to attract and retain employees with the necessary skill sets to successfully commercialize its orthopedic products.

In accordance with this proposal, Section 5.2(b) of the option plan would read as follows:

(b) Subject to the following provisions of this Section 5.2(b), the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 6,019,723 shares of Stock; provided, however, that the aggregate pool of shares of Stock available for grant under the Plan shall increase automatically on the first business day of each calendar year, commencing with January 1, 2011, to equal the lesser of (i) 17% of the Company’s outstanding Stock as of such date, (ii) 10,000,000 shares or (iii) a lesser number of shares determined by the Board (the “Evergreen Pool”). In no event, however, shall the number of shares of stock available under the Plan be reduced as a result of the application of this provision. Beginning on the tenth anniversary of the effective date of this Amendment, the Evergreen Pool shall not increase automatically as set forth in this Section 5.2(b) unless the Stock Incentive Plan is approved by the Company’s shareholders no later than each 10 year anniversary of the effective date of this Amendment.

The Company’s board of directors recommends that stockholders vote “FOR” the approval of the amendment to the 2001 long-term stock incentive plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification by the Company’s stockholders. The audit committee of the board of directors is solely responsible for selecting the Company’s independent public accountants. Although stockholder approval is not required to appoint Ernst & Young as the Company’s independent public accountants, the Company believes that submitting the appointment of Ernst & Young to its stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the appointment, then the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During fiscal year ended December 31, 2009, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreements in connection with its opinion.

The audit report of Ernst & Young on the Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer stockholder questions.

The Company’s board of directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young for the fiscal year ending December 31, 2010.

Fees and Services

Ernst & Young has served as the Company’s principal independent public accounting firm since fiscal year 2001 and has audited the fiscal years contained therein.

The following table summarizes the fees that have been paid or accrued for audit and other services provided by the Company’s principal independent public accounting firm for each of the last two fiscal years:

Fee Category	2009	2008
Audit fees	$344,530	$290,000
Audit-related fees	1,995	16,440
Tax fees	—	44,271
All other fees	—	—
Total fees	$346,525	$350,711

For purposes of the preceding table:

•	Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements and its internal controls over financial reporting, the review of the interim financial statements included in its Quarterly Reports on Form 10-Q for 2009 and 2008, and other professional services provided in connection with statutory and regulatory filings, comfort letters and consents related to capital markets transactions and engagements for those fiscal years.
•	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the Company’s financial statements and that are not reported under “Audit fees” for those fiscal years.
•	Tax fees consist of fees for tax compliance, tax advice and tax planning services for those fiscal years.
•	All other fees consist of fees associated with services not captured in the other categories.

Under its charter, the audit committee must pre-approve all audits and permitted non-audit services to be provided by the Company’s principal independent public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the audit committee approves the retention of the independent auditor to audit the Company’s financial statements, including the associated fee. At this time, the audit committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee of the board of directors of BioMimetic Therapeutics, Inc. (the “Company”) represents and assists the board of directors in its oversight of the integrity of the Company’s financial reporting, the independence, qualifications, and performance of the Company’s independent registered public accounting firm, Ernst & Young LLP, and the Company’s compliance with legal and regulatory requirements. The audit committee consists of Messrs. Murphy, Federico and Papasan. All members of the committee fall under the safe harbor provision of the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, and evaluation of and assessment of the effectiveness of the Company’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has reviewed and discussed the audited consolidated financial statements with the Board of Directors and management. Management has represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the independent auditors provided the audit committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Ernst & Young LLP that firm’s independence from BioMimetic Therapeutics, Inc.

Based on the audit committee’s review of the audited consolidated financial statements, and its discussions with management and Ernst & Young LLP, and its review and reliance on the representations of management and the report of Ernst & Young LLP to the board of directors and stockholders, the audit committee recommended to the board of directors of BioMimetic Therapeutics, Inc. that the audited consolidated financial statements be included in BioMimetic Therapeutics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Members of the BioMimetic Therapeutics, Inc.
Audit Committee

James G. Murphy (chair)
Charles W. Federico
Larry W. Papasan

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for the Company’s common stock since May 15, 2006 (the first full day of trading after the initial public offering on May 12, 2006) to the cumulative return over such time period of (i) The Nasdaq Stock Market Composite Index, and (ii) The Nasdaq Biotechnology Index. The graph assumes that, on the date on which the Company completed the initial public offering of its common stock, $100 was invested in each of the Company’s common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Nasdaq Biotechnology Index, including dividend reinvestment.

The Company has not declared or paid any cash dividends on its capital stock, and has not repurchased any shares of its capital stock. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

All stockholder proposals intended to be presented at the Company’s 2011 annual meeting must be submitted in writing to: Nominating and Governance Committee, Attn: Chairperson, c/o BioMimetic Therapeutics, Inc. — General Counsel, 389 Nichol Mill Lane, Franklin, Tennessee 37067. These stockholder proposals must be received by the Company no later than December 15, 2010, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Under the Company’s corporate by-laws, any such proposal submitted with respect to its 2011 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if the Company does not receive written notice of that proposal at least 90 days (if such business is not to be included in its proxy statement) or at least 120 days (if such business is to be included in its proxy statement) prior to the day the Company released its proxy statement in connection with its previous year’s annual meeting; however, if the date of the annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that the Company will mail its proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, which provides additional information about the Company, and the proxy materials will be distributed to all stockholders entitled to vote. These materials are also available electronically on the Internet at www.proxyvote.com. In addition, these materials are available through the “Investors” section of the Company’s website at www.biomimetics.com, and additional copies are available upon written request to Investor Relations, BioMimetic Therapeutics, Inc., 389 Nichol Mill Lane, Franklin, Tennessee 37067. The Annual Report to Stockholders, Annual Report on Form 10-K and other information on the website, other than the proxy statement, are not part of the Company’s proxy soliciting materials.

OTHER MATTERS

The board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope or vote by internet or telephone.

By Order of the Board of Directors

Larry Bullock
Chief Financial Officer and Corporate Secretary

BIOMIMETIC THERAPEUTICS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BIOMI1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BIOMIMETIC THERAPEUTICS

For All	Withhold All	For All Except
0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS
   Nominees:
   01.) Gary E. Friedlaender, M.D.
   02.) Douglas G. Watson

The Board of Directors recommends that you vote FOR the following proposal(s):

	For	Against	Abstain
2. Proposal to approve the amendment to the 2001 Long-Term Stock Incentive Plan.	0	0	0
3. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	0	0	0

NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponements thereof.

The shares of common stock represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted "FOR ALL" the listed nominees in item 1 and "FOR" the proposals in items 2 and 3.** If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address change / comments, mark here. 0
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com.

BIOMIMETIC THERAPEUTICS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 17, 2010, 8:00 am CDT

The stockholder(s) hereby appoint(s) Samuel E. Lynch and Larry Bullock, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BioMimetic Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 am Central Daylight Time on Thursday, June 17, 2010, at the Company's headquarters located at 389 Nichol Mill Lane, Franklin, Tennessee 37067, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE ELECTION TO THE BOARD OF DIRECTORS AND "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2001 LONG-TERM STOCK INCENTIVE PLAN AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side.